Exhibit 21
                                                                      ----------

                     SIGNIFICANT SUBSIDIARIES OF THE COMPANY

  Active subsidiaries of Computer Data Systems, Inc. and their subsidiaries as of June 30, 1995, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.



                                                            State or
           Name                                      Country of Organization
           ----                                      -----------------------

           CDSI International, Inc.                         Delaware

           CDSI Argentina, S.A.                             Argentina